   As filed with the Securities and Exchange Commission on June 14, 1999
                                                      Registration No. 333-77025
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ------------------

                        AMENDMENT NO. 3 TO FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ------------------
                                STAMPS.COM INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                          5961                          77-0454966
   (State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
    Incorporation or Organization)      Classification Number)            Identification No.)

                              ------------------
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              ------------------
                                 John M. Payne
                     President and Chief Executive Officer
                                STAMPS.COM INC.
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                              ------------------
                                   Copies to:

               Bruce R. Hallett, Esq.                                 Alan K. Austin, Esq.
               Allen Z. Sussman, Esq.                                Mark L. Reinstra, Esq.
                Sean M. Pence, Esq.                                  James C. Creigh, Esq.
          Brobeck, Phleger & Harrison LLP                           Brian M. McDaniel, Esq.
                38 Technology Drive                             Wilson Sonsini Goodrich & Rosati
              Irvine, California 92618                                 650 Page Mill Road
                   (949) 790-6300                                 Palo Alto, California 94304
                                                                         (650) 493-9300

                              ------------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                              ------------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                           Proposed
                                       Proposed Maximum    Maximum      Amount of
  Title of  Securities    Amount to be  Offering Price    Aggregate    Registration
    to be Registered      Registered    Per Share (1)   Offering Price    Fee(2)
-----------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................    5,750,000        $11.00       $63,250,000    $17,583.50
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2) $15,985 of the registration fee was previously paid by the registrant in connection with the filing of the Registration Statement on April 26, 1999. $1,598.50 was previously paid by the registrant in connection with the filing of Amendment No. 2 on June 7, 1999.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD. All of the expenses below will be paid by the Company.

                                   Item
                                   ----
   Registration fee...................................................  $ 17,583
   NASD filing fee....................................................     6,250
   Nasdaq National Market listing fee.................................    50,000
   Blue sky fees and expenses.........................................    10,000
   Printing and engraving expenses....................................   100,000
   Legal fees and expenses............................................   250,000
   Accounting fees and expenses.......................................   150,000
   Transfer Agent and Registrar fees..................................     5,000
   Miscellaneous......................................................    66,167
                                                                        --------
     Total............................................................  $700,000
                                                                        ========

Item 14. Indemnification of Directors and Officers.

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering. In addition, the Company intends to enter into indemnification agreements with each of its directors and executive officers, a form of which is filed as Exhibit 10.20 hereto.

    There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

    The following is a summary of transactions by the Company since the Company's inception in September 1996 involving sales of the Company's securities that were not registered under the Securities Act. Prior to the Company's incorporation in Delaware in January 1998, it had been operating as a sole proprietorship.

    On January 20, 1998, we issued an aggregate of 4,897,500 shares of Common Stock at $.01 per share to certain employees, consultants and other individual investors.

    On May 1, 1998, we granted a warrant to a lender to purchase up to 4,700 shares of Series A Preferred Stock at $0.40 per share.

    In October 1998, we issued an aggregate of 307,875 shares of Common Stock at $.05 per share to Thomas Bruggere.

    In November 1998, we issued an aggregate of 1,500,000 shares of Common Stock at $.07 per share to John Payne.

    In December 1998, we issued an aggregate of 186,000 shares of Common Stock at $.07 per share to Thomas Bruggere.

    In December 1998, we issued 15,000 shares of Common Stock to Gregory Deeter in exchange for all rights and goodwill in connection with the Stamps.com domain name.

    In January and February of 1998, we issued an aggregate of 3,762,500 shares of our Series A Redeemable Preferred Stock to certain accredited investors for an aggregate offering price of $1,505,000, or $0.40 per share, less $42,000 in offering expenses.

    In August, October and November of 1998, we issued an aggregate of 6,020,000 shares of Series B Redeemable Preferred Stock upon the exercise of warrants to certain accredited investors for an aggregate offering price of $4,515,000.50, or $0.75 per share.

    In February and March of 1999, we issued an aggregate of 5,464,486 shares of Series C Redeemable Preferred Stock to certain accredited investors for an aggregate offering price of $30,000,028, or $5.49 per share, less $1,645,000 in offering expenses.

    From January 1998 to June 1999, we have granted options to purchase an aggregate of 5,430,421 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $0.84.

    The foregoing transactions were effected under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

    The following Exhibits are attached hereto and incorporated herein by reference:

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1**  Second Amended and Restated Certificate of Incorporation of the
         Registrant.

  3.2**  Proposed Amended and Restated Certificate of Incorporation of the
         Registrant.

  3.3**  Bylaws of the Registrant.

  3.4**  Proposed Bylaws of the Registrant.

  4.1**  See Exhibit 3.1, 3.2 and 3.3 for provisions of the Registrant's
         Certificate of Incorporation and Bylaws defining the rights of holders of the Registrant's common stock. See Exhibit 10.3 for the rights of certain holders of registration rights.

  4.2*   Specimen common stock certificate.

  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

 10.1**  Series A Stock Purchase Warrant dated May 1, 1998 between the
         Registrant and Silicon Valley Bank.

 10.2**  Amended and Restated Investors' Rights Agreement dated February 17,
         1999 between the Registrant and the investors named therein.

 10.3**  Patent Assignment from Mohan P. Ananda to the Registrant dated January
         20, 1998.

 10.4**  Assignment and License Agreement between the Registrant and Mohan P.
         Ananda dated January 20, 1998.

 10.5**  Employment Offer Letter dated October 29, 1998 by and between the
         Registrant and John M. Payne.

 10.6**  Employment Agreement dated January 20, 1998 by and between the
         Registrant and Mohan P. Ananda.

 10.7**  1998 Stock Plan and Forms of Notice of Grant and Stock Option
         Agreement.

 10.8**  1999 Stock Incentive Plan.

 10.9**  1999 Employee Stock Purchase Plan

 10.10** Form of Indemnification Agreement between the Registrant and its directors and officers.

 10.11** Lease Agreement dated August 27, 1998 between the Registrant and
         Spieker Properties, L.P. and Amendment No. One dated January 8, 1999.
 10.12+  Advertising Insertion Order dated December 16, 1998 between the
         Registrant and America Online, Inc.

 10.13** Master Lease Agreement between the Registrant and FirstCorp dated June
         5, 1998.

 10.14** Quick Start Loan and Security Agreement dated May 1, 1998 between the
         Registrant and Silicon Valley Bank.


 Exhibit
 Number                                Description
 -------                               -----------
 10.15** Employment Offer Letter dated August 7, 1998 between the Registrant and John W. LaValle.

 10.16** Consulting Agreement dated February 1, 1999 between the Registrant and
         Loren Smith.
 10.17** Lease dated April 12, 1999 between the Registrant and Spieker
         Properties, L.P.
 10.18+  Sponsorship Agreement dated May 14, 1999 between Registrant and
         Intuit, Inc.
 10.19+  Distributor Agreement dated March 30, 1999 between Registrant and
         Westvaco.
 10.20+  Distributor Agreement dated January 15, 1999 between Registrant and
         Office Depot, Inc.
 10.21+  Distributor Agreement dated March 31, 1999 between Registrant and
         Seiko Instruments USA, Inc.
 10.22+  Distributor Agreement dated March 30, 1999 between Registrant and
         Avery Dennison Office Products Company.
 10.23+  Distributor Agreement dated March 11, 1999 between Registrant and
         Dymo-Costar Corporation.
 10.24** Series A Preferred Stock and Warrant Purchase Agreement dated February
         26, 1998 between Registrant and certain investors.
 10.25** Amended and Restated Voting Agreement dated February 17, 1999 between
         Registrant and certain investors.
 10.26** Separation Agreement and Release dated May 13, 1999 between Registrant and Mohan Ananda.
 10.27** License Agreement dated May 13, 1999 between Registrant and Mohan
         Ananda.
 10.28** Series C Preferred Stock Purchase Agreement dated February 17, 1999 between Registrant and certain investors.
 10.29** Amendment Letter to AOL dated June 4, 1999.
 23.1* Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1 hereto).
 23.2**  Consent of Arthur Andersen LLP.
 24.1**  Power of Attorney (Included on signature pages hereto).
 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed by the registrant with the Commission.
 + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

 (b) Financial Statement Schedules

    All such Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 14th day of June, 1999.

                                          STAMPS.COM INC.

                                          By:      /s/ John M. Payne
                                            -----------------------------------
                                                      John M. Payne

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
        /s/ John M. Payne            Chief Executive Officer,        June 14, 1999
____________________________________  President and Director
           John M. Payne              (Principal Executive
                                      Officer)


       /s/ John W. LaValle           Chief Financial Officer,        June 14, 1999
____________________________________  Senior Vice President of
          John W. LaValle             Operations and Secretary
                                      (Principal Financial and
                                      Accounting Officer)

        Thomas H. Bruggere*          Chairman of the Board of        June 14, 1999
____________________________________  Directors
         Thomas H. Bruggere

          Mohan P. Ananda*           Director                        June 14, 1999
____________________________________
          Mohan P. Ananda

         David C. Bohnett*           Director                        June 14, 1999
____________________________________
          David C. Bohnett

         Jeffrey J. Brown*           Director                        June 14, 1999
____________________________________
          Jeffrey J. Brown

             Signature                           Title                    Date
             ---------                           -----                    ----
         Thomas N. Clancy*           Director                        June 14, 1999
____________________________________
          Thomas N. Clancy


         G. Bradford Jones*          Director                        June 14, 1999
____________________________________
         G. Bradford Jones

           Marvin Runyon*            Director                        June 14, 1999
____________________________________
           Marvin Runyon

          Loren E. Smith*            Director                        June 14, 1999
____________________________________
           Loren E. Smith

*   Power of Attorney

By:  /s/ John W. LaValle
  ----------------------------
        John W. LaValle
       Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1**  Second Amended and Restated Certificate of Incorporation of the
         Registrant.

  3.2**  Proposed Amended and Restated Certificate of Incorporation of the
         Registrant.

  3.3**  Bylaws of the Registrant.

  3.4**  Proposed Bylaws of the Registrant.

  4.1**  See Exhibit 3.1, 3.2 and 3.3 for provisions of the Registrant's
         Certificate of Incorporation and Bylaws defining the rights of holders of the Registrant's common stock. See Exhibit 10.3 for the rights of certain holders of registration rights.

  4.2*   Specimen common stock certificate.

  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

 10.1**  Series A Stock Purchase Warrant dated May 1, 1998 between the
         Registrant and Silicon Valley Bank.

 10.2**  Amended and Restated Investors' Rights Agreement dated February 17,
         1999 between the Registrant and the investors named therein.

 10.3**  Patent Assignment from Mohan P. Ananda to the Registrant dated January
         20, 1998.

 10.4**  Assignment and License Agreement between the Registrant and Mohan P.
         Ananda dated January 20, 1998.

 10.5**  Employment Offer Letter dated October 29, 1998 by and between the
         Registrant and John M. Payne.

 10.6**  Employment Agreement dated January 20, 1998 by and between the
         Registrant and Mohan P. Ananda.

 10.7**  1998 Stock Plan and Forms of Notice of Grant and Stock Option
         Agreement.

 10.8**  1999 Stock Incentive Plan.

 10.9**  1999 Employee Stock Purchase Plan

 10.10** Form of Indemnification Agreement between the Registrant and its directors and officers.

 10.11** Lease Agreement dated August 27, 1998 between the Registrant and
         Spieker Properties, L.P. and Amendment No. One dated January 8, 1999.
 10.12+  Advertising Insertion Order dated December 16, 1998 between the
         Registrant and America Online, Inc.

 10.13** Master Lease Agreement between the Registrant and FirstCorp dated June
         5, 1998.

 10.14** Quick Start Loan and Security Agreement dated May 1, 1998 between the
         Registrant and Silicon Valley Bank.

 10.15** Employment Offer Letter dated August 7, 1998 between the Registrant and John W. LaValle.

 10.16** Consulting Agreement dated February 1, 1999 between the Registrant and
         Loren Smith.
 10.17** Lease dated April 12, 1999 between the Registrant and Spieker
         Properties, L.P.
 10.18+  Sponsorship Agreement dated May 14, 1999 between Registrant and
         Intuit, Inc.
 10.19+  Distributor Agreement dated March 30, 1999 between Registrant and
         Westvaco.
 10.20+  Distributor Agreement dated January 15, 1999 between Registrant and
         Office Depot, Inc.
 10.21+  Distributor Agreement dated March 31, 1999 between Registrant and
         Seiko Instruments USA, Inc.
 10.22+  Distributor Agreement dated March 30, 1999 between Registrant and
         Avery Dennison Office Products Company.
 10.23+  Distributor Agreement dated March 11, 1999 between Registrant and
         Dymo-Costar Corporation.
 10.24** Series A Preferred Stock and Warrant Purchase Agreement dated February
         26, 1998 between Registrant and certain investors.
 10.25** Amended and Restated Voting Agreement dated February 17, 1999 between
         Registrant and certain investors.
 10.26** Separation Agreement and Release dated May 13, 1999 between Registrant and Mohan Ananda.

 Exhibit
 Number                              Description
 -------                             -----------
 10.27** License Agreement dated May 13, 1999 between Registrant and Mohan
         Ananda.
 10.28** Series C Preferred Stock Purchase Agreement dated February 17, 1999 between Registrant and certain investors.
 10.29** Amendment Letter from AOL dated June 4, 1999
 23.1*   Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1
         hereto).
 23.2**  Consent of Arthur Andersen LLP.
 24.1**  Power of Attorney (Included on signature pages hereto).
 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed by the registrant with the Commission.
 + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.